Exhibit 1
January 6, 2010
By Email and Facsimile
Corporate Governance Department
NYSE Regulation, Inc.
20 Broad Street, 13th Floor
New York, NY 10005
United States of America
Telephone: 212-656-4542
Fax: 212-656-5780
Email: corporategovernanceintl@nyse.com

Re:	China Unicom (Hong Kong) Limited (the “Company”)— Status Regarding Share Repurchase
Dear Sirs:
Further to the Company’s announcement dated September 28, 2009 and circular dated October 9, 2009 concerning the purchase of 899,745,075 ordinary shares (“Shares”) held by SK Telecom Co., Ltd. by means of an off-market share repurchase (the “Share Repurchase”) and pursuant to Section 204.25 of the New York Stock Exchange Listed Company Manual, the Company hereby advises that (i) the Share Repurchase was completed on November 5, 2009 and, as a result, a total of 899,745,075 Shares were repurchased and subsequently cancelled, (ii) other than the Share Repurchase, there was no repurchase or disposal of the Shares by the Company during the fourth quarter ended December 31, 2009 and (iii) as of December 31, 2009, the Company did not hold any of its own Shares.
Should you have any questions in connection with the above, please feel free to contact me at 852-2121-3220 or karrychu@chinaunicom.com.hk.

Very truly yours,
/s/ Karry Chu
Karry Chu
Company Secretary

(Enclosure)

cc:	Chun Wei Wen Huang Yihan Sun (Sullivan & Cromwell LLP)